Exhibit 5.1

111 South Wacker Drive Chicago, IL 60606 Telephone: 312-443-0700 Fax: 312-443-0336 www.lockelord.com

September 15, 2023

Abacus Life, Inc.

2101 Park Center Drive, Suite 170

Orlando, Florida 32835

Ladies and Gentlemen:

We have acted as counsel to Abacus Life, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale by the selling securityholders named in the Registration Statement (the “Selling Holders”) of up to 70,700,000 shares of the Company’s Common Stock, $0.0001 par value (“Common Stock”), consisting of (i) 8,625,000 shares of Common Stock issued by Abacus Life, Inc. (formerly known as East Resources Acquisition Company) to East Sponsor, LLC (the “Sponsor”) for an aggregate of $25,000 (equal to approximately $0.0029 per share), 10,000 of which were transferred to our independent directors at a valuation of $6.12 per share; (ii) up to 53,175,000 shares of Common Stock that were originally issued at the closing of the Business Combination (together with the shares of Common Stock in clause (i) above, the “Selling Holders Shares”); (iii) up to 7,120,000 shares of Common Stock issuable upon the exercise, at an exercise price of $11.50 per share, of the private placement warrants originally issued in connection with the Company’s Initial Public Offering (the “Private Placement Warrants”), and (iv) 1,780,000 shares of our Common Stock (the “Legacy Holder Warrant Shares”) issuable upon the exercise, at an exercise price of $11.50 per share, of the warrants originally issued in connection with the closing of the Business Combination to the legacy members of Abacus Settlements, LLC and Longevity Market Assets, LLC (the “Legacy Holder Warrants”). In addition, the Registration Statement relates to the offer and sale from time to time by the Selling Holders, or their permitted transferees of up to 7,120,000 Private Placement Warrants, up to 1,780,000 Legacy Holder Warrants, and up to 17,250,000 shares of Common Stock that may be issued upon exercise of the public warrants (the “Public Warrants”) that were issued in connection with the Company Initial Public Offering (the “Public Warrants”, together with the Private Placement Warrants and Legacy Holder Warrants, the “Warrants” and the shares of Common Stock issuable upon the exercise of the Public Warrants, the Legacy Holder Warrants, the Private Placement Warrants, and the Legacy Holder Warrants being the “Warrant Shares”).

In connection with this opinion, we have examined and relied upon: (a) the Registration Statement and the prospectus contained therein, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the agreements evidencing the Warrants, (d) resolutions adopted by the Board of Directors of the Company, and (e) originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With respect to the Warrants and Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Private Placement Warrants, may cause the Private Placement Warrants to be exercisable for more shares of Common Stock than the number of shares of Common Stock that then remain authorized but unissued. Further, we have assumed the exercise price of the Private Placement Warrants will not be adjusted to an amount below the par value per share of Common Stock.

Abacus Life, Inc.

September 15, 2023

In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.

Our opinions expressed below are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium, avoidance, arrangement and other laws affecting contractholders’ rights generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law) and the discretion of the court before which proceedings thereof may be brought; and (c) generally applicable rules of law that limit or affect the enforceability of provisions that purport to waive or require waiver of (or that otherwise purport to have the effect of waiving) procedural, judicial or substantive rights or defenses.

Based upon and subject to the foregoing, we are of the opinion that:

1.

The Private Placement Warrants and Legacy Holder Warrants have been duly authorized by the Company and constitute legally valid and binding obligations of the Company enforceable against the Company in accordance with the terms thereof.

2.

The Warrant Shares, when issued and paid for upon exercise of the Private Placement Warrants, the Legacy Holder Warrants or the Public Warrants, as applicable, in accordance with their respective terms, will be validly issued, fully paid and nonassessable.

3.	The Selling Holders Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware as in effect as of the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. The opinion herein is limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be given beyond the opinion expressly set forth in this opinion letter.

We consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ LOCKE LORD LLP